EXHIBIT 4.2

AGREEMENT FOR SALE OF

MEMBERSHIP INTERESTS IN

COOK INLET ENERGY, LLC

THIS AGREEMENT is made and entered into this 10 day of December, 2009 (the “Effective Date”), by and between MILLER PETROLEUM, INC., a Tennessee corporation, (hereinafter referred to as “Purchaser” or “Miller”), and DAVID M. HALL, WALTER J. WILCOX II and TROY D. STAFFORD (hereinafter referred to the “Seller, individually and as the “Sellers”, collectively) being the sole and only members and owners, directly and indirectly of COOK INLET ENERGY, LLC, an Alaska limited liability company, ("CIE"), with an address of P.O. Box 90834, Anchorage, Alaska 99509.

W I T N E S S E T H:

WHEREAS, Purchaser is desirous of acquiring all of the membership interests in COOK INLET ENERGY, LLC (the “Transaction”); and

WHEREAS, Sellers are desirous of disposing of all of their right, title and interest in the Company; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and in consideration of the mutual promises and covenants herein contained, the parties hereto represent, warrant, covenant and agree as follows (the “Agreement”):

1.

Purchase by Purchaser.  Subject to the terms and conditions set forth herein, each of the Sellers individually and collectively agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, 100% of the Sellers’ membership interests in CIE (the "Membership Interests") as follows:

Parties	CIE Membership Interest Held
David M. Hall	48.00%
Walter J. Wilcox II	32.00%
Troy D Stafford	20.00%

2.

Purchase Price - Warrants.  As consideration the Purchaser shall issue and deliver at closing Stock Purchase Warrants (“Warrants”) for three million five hundred thousand (3,500,000) shares of the Common Stock of Miller Petroleum, Inc., to be allocated via CIE Membership Interest to the Sellers in the corresponding ownership of the CIE Membership Interest in Section 1 (Above).

Three hundred and fifty thousand (350,000) of the first tranche of the above Warrants shall be delivered to First American Title in Anchorage, Alaska in the name of Sellers and Miller.  These Warrants shall be immediately released to the Sellers from the escrow account simultaneously upon the delivery to the Purchaser of the release of all claims from VAI, Inc. and its successors.  All warrants delivered to the Sellers shall carry standard proforma language essentially as follows:

a.

Adjustments for Stock Splits and Subdivisions.  In the event the Company should at any time or from time to time after the date of issuance hereof complete a split or subdivision of the outstanding shares of Common Stock or complete to all its stockholders another distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of the date of such dividend distribution, split or subdivision, the Conversion Price of this Warrant shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Warrant shall be increased in proportion to such increase of outstanding shares.

b.

Adjustments for Reverse Stock Splits.  If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the date of such combination, the Conversion Price for this Warrant shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

3.

The Warrants shall be issued in accordance with the following schedule:

a.

A first tranche of Warrants entitling the Sellers to purchase from Miller Petroleum, Inc., (“Miller”) at any time or from time to time during the period of the date of this agreement to four years from the date of this agreement, one million (1,000,000) fully paid and nonassessable shares of Miller's Common Stock, $0.0001 par value per share, at an exercise price per share equal to one cent ($0.01).

b.

A second tranche of Warrants entitling the Sellers to purchase from Miller at any time or from time to time during the period of one year from the date of this agreement to four years from the date of this agreement, one million five hundred thousand (1,500,000) fully paid and nonassessable shares of Miller's Common Stock, $0.0001 par value per share, at an exercise price per share equal to one dollar ($1.00).

c.

A third tranche of Warrants entitling the Sellers to purchase from Miller at any time or from time to time during the period of two years from the date of this agreement to four years from the date of this agreement, one million (1,000,000) fully paid and nonassessable shares of Miller's Common Stock, $0.0001 par value per share, at an exercise price per share equal to two dollars ($2.00).

d.

If at any time, Purchaser shall receive a bona fide offer from any third-Person of all or a portion of the Membership Interests (including through the sale of Miller Petroleum itself), which offer Purchaser shall desire to accept, then Purchaser shall promptly provide Sellers with notice of such offer.  Within thirty (30) days thereof, each Seller may elect to receive the balance of the total Warrants due to them under this Agreement, regardless of date, or (b) choose to receive a cash payment equal to the number of unexercised and/or un-awarded warrants as of the Company’s stock price on the close of the business day immediately prior to the completion of the sale.  This provision shall not apply with respect to transfers between Purchaser and any of its affiliates.

e.

Should any of the Sellers be declared deceased or otherwise become incapacitated, their estate shall have full entitlement to the award of warrants, which would have been due to that party in life.

f.

The stock certificates evidencing the shares of Common Stock issued to Sellers hereunder will bear the following legend:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERRED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENSE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT THAT IS THEN APPLICABLE TO THE SHARES, AS TO WHICH A PRIOR OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER OR TRANSFER AGENT MAY BE REQUIRED.”

4.

Purchase Price - Fee.  The Purchaser shall issue and deliver into an escrow account within 90 days of closing, $250,000 cash consideration to Sellers and shall issue and deliver said cash into an escrow account, which shall be simultaneously released to the Sellers upon: 1.  the delivery to the Purchaser a  release of all claims from VAI Inc. and its successors, 2. the delivery to the Purchaser a an adjudication result by the court releasing CIE of all claims by VAI Inc. and its successors, or 3. the passage of 36 months from the Effective Date and the escrow account remaining undelivered from Section 4(1) or 4 (2).  Cash amounts from the escrow account will be allocated via CIE Membership Interest to the Sellers in the corresponding ownership of the CIE Membership Interest in Section 1 (Above).

5.

Purchase Price - Reimbursement of Expenses.  The Purchaser shall also deliver to the Seller, reasonable and normal out of pocket expenses that the Seller has incurred since December of 2008 through the Effective Date.  Seller will deliver to Purchaser evidence of said Expenses, which shall be paid promptly by Purchaser.  Reasonable and normal out of pocket expenses shall include monthly fees paid to VAI Inc. since December 2008 to the Effective Date.

6.

Representations and Warranties of Sellers.  Each of the Sellers of CIE at the date of this Agreement jointly and severally represent and warrant to the best of its knowledge, information and belief as follows:

1.

CIE is a limited liability company, respectively, duly organized, validity existing and in good standing under the laws of the State of Alaska, with a total of 100% membership interest;

2.

CIE does not have issued or outstanding any subscription or other rights to the issuance or receipt of membership interest; all voting rights are vested exclusively in such membership interest;

3.

CIE does not have outstanding any evidence of indebtedness, other than possible fees associated with VAI, which shall be borne by the Sellers;

4.

CIE and its officers and owners are authorized to enter into the sale of CIE membership interests to Purchaser and have completed all authorizations under the corporate governance of CIE.

5.

All the membership interest is owned beneficially and of record by the Sellers as follows:

Parties	CIE Membership Interest Held
David M. Hall	48.00%
Walter J. Wilcox II	32.00%
Troy D. Stafford	20.00%

6.

Each of the Sellers represents that he has full right and title, without any lien or encumbrance whatsoever, to the percentage of membership interest of CIE set opposite his name, and full and unrestricted right and power to deliver such membership interest to Purchaser, pursuant to the provisions of this Agreement; upon the delivery of the membership interest to be purchased by Purchaser under this Agreement, such membership interest shall be lawfully issued, fully paid and non-assessable interest in CIE, and Purchaser will receive good and absolute title thereto, free from any liens, charges, or encumbrances;

7.

CIE is not in default in the payment or performance of any of their material obligations, including the obligations of filing reports or returns to any federal, state, or municipal authority other than possible fees associated with VAI, which shall be borne by the Sellers;

8.

Sellers have all requisite power and authority to enter into this Agreement and perform their obligations under this Agreement;

9.

Entering into this Agreement and performing the obligations imposed on them by the Agreement will not violate or be in conflict with any provision of Sellers’ Articles of Organization or other governing documents, or any agreement or instrument to which Sellers are parties or by which Sellers are bound, or any judgment, decree, order, statute, rule or regulation applicable to Sellers;

10.

Execution and delivery of this Agreement and the transaction contemplated by it has been duly and validly authorized by all requisite action, corporate and otherwise, on the part of Sellers, and if necessary CIE and will not require authorization or approval by any third party or entity and will not violate any judgment or order of any court pertaining to Sellers or CIE the assets to be conveyed, will not conflict with or result in a breach of or default under any agreement, contract, commitment, lease or undertaking to which Sellers or CIE are parties and will not result in the creation or imposition of any encumbrances upon the assets to be conveyed;

11.

This Agreement constitutes the legal, valid and binding obligation of Sellers enforceable in accordance with its terms;

12.

Attached as Exhibit 1 is a list of all assets and liabilities CIE is able to identify;

13.

Attached as Exhibit 2 is a list of all contracts in which the CIE is a party, including any employment contracts;

14.

To the best of their knowledge Sellers and/or CIE have paid in full all taxes and assessments imposed on CIE or the assets to be conveyed by any local, state, federal or other taxing authority and there are no tax liens of record, or pending or threatened, with regard to the assets of CIE other than any identified as Exhibit 3 to this Agreement;

15.

Exhibit 4 identifies all liens and encumbrances affecting the assets of CIE.  Except for any Permitted Encumbrances identified on the attached Exhibit 5, CIE has good and marketable title to their assets, free and clear of all liens, encumbrances, burdens and claims, other than possible fees associated with VAI, to be paid by Seller;

16.

Sellers have not received written notice that CIE is in default under any contract or agreement pertaining to the assets to be conveyed, other than possible fees associated with VAI, which shall be borne by Sellers;

17.

All financial information and statements provided to Miller are accurate;

18.

All contracts, documents and information concerning the assets of CIE have been provided to Miller, other than possible fees associated with VAI, to be paid by Seller;

19.

All contracts, leases or other agreements to which CIE are parties have been disclosed, other than possible fees associated with VAI, to be paid by Seller;

20.

CIE’s operations in regard to the assets being conveyed have been in full compliance with all federal, state and local laws, rules and regulations, and those warranties required by state and federal securities laws;

21.

No brokerage commission will be due as a result of this transaction;

22.

All litigation and claims, or potential claims, of which Sellers are aware, are identified on the attached Exhibit 6, other than possible fees associated with VAI, to be paid by Seller;

23.

There are no undisclosed liens, encumbrances, claims or liabilities other than possible fees associated with VAI, to be paid by Seller;

24.

That all materials provided or to be provided to the Purchaser regarding the Company’s financial affairs or operations are and shall be truthful and accurate and in compliance with any and all applicable federal and state securities laws.

7.

Representations and Warranties of Purchaser.  Miller, at the date of this Agreement, represents and warrants to the best of its knowledge, information and belief as follows:

1.

Due Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee;

2.

Due Authorization.  Purchaser’s purchase of the Membership Interest as set forth in this Agreement, and the execution, delivery and performance of this Agreement by Purchaser, has been duly authorized and approved by the Board of Directors of Purchaser and does not require any further or additional approval or authorization;

3.

No Violation.  Purchaser’s purchase of the Membership Interest as set forth in this Agreement, and the execution, delivery and performance of this Agreement by Purchaser, will not constitute a violation, breach or default of or under any contract, agreement or commitment to which Purchaser is a party or is otherwise bound;

4.

Investment Purpose.  Purchaser is acquiring the Stock hereunder for its own account for investment and with no intention of immediately reselling or otherwise distributing the same.  Purchaser understands and agrees that the Membership Interest has not been registered under any federal or state securities laws;

5.

Inspections and Examinations by Purchaser.  Purchaser represents and warrants that it has examined the facilities, properties, equipment, machinery, books, records and papers of CIE;

6.

Broker’s Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement;

8.

Non-Competition Agreement.  As an inducement to Purchaser to purchase the Membership Interests, each of the Sellers agrees that for a period of Three (3) years from and after the date of this Agreement they shall not engage, directly or indirectly, in competition with Purchaser in regard to oil and gas operations, including but not limited to oil and gas development, drilling, exploration, production or management activities.  Anything consummated as a result of “Right of First Refusal” shall not violate this Non Competition Agreement.  In the event of a violation of this provision, Purchaser shall be entitled to injunctive relief.

9.

Right of First Refusal.  The Sellers, acting collectively with interest corresponding to their membership interest in CIE prior to the Effective Date, shall have a right of first refusal (“Right of First Refusal”) with respect to Susitna license # 390078.  Such a right of First Refusal shall pass to the Sellers if (1) Miller does not fulfill the obligation of the minimum work commitment as defined by the State of Alaska under the Susitna license # 390078 by June 1, 2009, or (2) if Miller does not deliver the capital to CIE required to meet the obligation of the minimum work commitment defined by the State of Alaska under the Susitna license # 390078 by April 30, 2009.  If, after the Right of First Refusal has passed to the Sellers and the Sellers have not been able to deliver the required capital to complete the work commitment defined by the State of Alaska under the Susitna license # 390078 within 30 days of the receipt of the Right of First Refusal, said ownership rights shall revert to the Purchaser

10.

Waiver of Stock Transfer Restrictions.  Each of the Sellers hereby waives all pre-emptive rights and restrictions, if any, on the sale and transfer of the membership interests being sold hereunder.  Each of the Sellers consents to the signing of this Agreement by the other Sellers and waives any option, right of first refusal or other right or claim to purchase the Membership Interests owned by the other Sellers.

11.

Conditions.  Purchaser's obligation to consummate the transaction contemplated by this Agreement is subject to the condition that CIE has good and marketable title in fee simple to all of their real properties other than leasehold interests, and good and marketable title to all of their personal properties and assets, and that the said real estate and personal properties, and assets are free of any mortgage, pledge, liens, conditional sales agreements, encumbrances, and charges except as identified on Exhibit 5 as a Permitted Encumbrance.

12.

Retention of Titles and Positions.  Upon the closing of this transaction, David Hall shall remain CEO of CIE and Walter Wilcox shall remain President of CIE.  Mr. Hall shall retain their authority to hire, supervise and fire CIE non-officer operational personnel.  Mr. Hall, Mr. Wilcox and Mr. Stafford shall be retained as employees of Miller for a period of three years from the date of this Agreement.  Mr. Hall, Mr. Wilcox and Mr. Stafford shall receive standard employment agreements after the effective date of their Agreement.  As such, they shall retain, the same titles, compensation levels, and benefits detailed in each individual’s employment agreement.  Their base annual salaries before bonuses shall in no case be lower than those listed below:

Mr. Hall	$195,000
Mr. Wilcox	$175,000
Mr. Stafford	$165,000

Sellers' employment shall not be subject to termination prior to the expiration of the three-year term except (a) for failure to satisfactorily perform their job responsibilities, (b) for cause, or (c) upon the sale of the Companies to a third-party purchaser.  The terms and conditions of this section shall survive the Effective Date unless mutually agreed upon, modified or amended in the individual employment agreements.  Said employment agreements shall have standard benefits and compensation arrangements comparable to other similar energy companies.

13.

Board Representation.  CIE shall be represented by a seat on the Board of Directors of Miller Petroleum and of Cook Inlet Energy, if applicable for a period of three years from the Effective Date.  The Director(s) representing CIE will be Mr. Hall or his designee(s).  Should Mr. Hall become deceased, incapacitated or otherwise unavailable to act as director or appoint a designee, the Director(s) will become Mr. Wilcox or his designee(s).  Should both Mr. Hall and Mr. Wilcox become deceased, incapacitated or otherwise unavailable to act as director or appoint a designee, the Director(s) will become Mr. Stafford or his designee(s).  The terms and conditions of this section shall survive the Effective Date unless mutually agreed upon, modified or amended in the individual Employment Agreements.

14.

Severance.  Should Mr. Hall, Mr. Wilcox or Mr. Stafford be terminated in accordance with the Section 12(a) or 12(c) above, the terminated party shall be immediately entitled to (a) the balance of their un-awarded warrants if any and (b) a cash payment equal to one and a half times their annual base pay.  The terms and conditions of this section shall survive the Effective Date unless mutually agreed upon, modified or amended in the individual Employment Agreements.

15.

Indemnification   The Seller agrees as follows:

a)

To indemnify and hold harmless the Purchaser, its bankers, professionals, lawyers, consultants and affiliates, their respective directors, officers, shareholders, partners, members, managers, agents and employees and each other person, if any, controlling the Puchaser, the banker or any of its affiliates to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorneys' fees and disbursements) that result from actions taken or omitted to be taken (including any statements made or any statement omitted to be made) by the Puchaser, its agents or employees which relate to the scope of this Transaction and the performance of the services by the Purchaser hereunder.

b)

The Sellers will also indemnify and hold harmless the Purchaser, its affiliates and the respective directors, officers, agents and employees of Purchaser, its affiliates (Purchaser and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities") that result from this Transaction, and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Indemnified Person is a party (collectively, "Actions"):

1.

caused by, or arising out of, or in connection with, any information or statement, or materials provided by the Sellers including any statements or alleged misstatement of a material fact in connection with this Transaction,

2.

otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement,

3.

otherwise arising out of or in connection with the transactions contemplated hereby,

4.

or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions with regard to this Transaction, the Sellers also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under this Agreement.

c)

This indemnity by the Seller to the Purchaser also holds forth specifically against any potential claims brought by VAI, Inc., including any of its successors, affiliates, respective directors, officers, shareholders, partners, members, managers, agents and employees against CIE, the Purchaser or any of its successors, affiliates, respective directors, officers, shareholders, partners, members, managers, agents and employees.

d)

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Sellers in writing; provided that failure so to notify the Sellers shall not relieve the Sellers from any liability which the Sellers may have on account of this indemnity or otherwise, except to the extent the Sellers shall have been materially prejudiced by such failure.

e)

The Sellers shall, if requested by Purchaser, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Purchaser.  Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Sellers have failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Sellers, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Sellers; provided that the Sellers shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel.

f)

The Sellers shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld).

g)

In addition, the Sellers will not, without prior written consent of Purchaser, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

h)

In the event that the foregoing indemnity is judicially determined to be unavailable to an Indemnified Person (other than in accordance with the terms hereof), the Sellers shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) benefits to the Sellers and its shareholders, on the one hand or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Sellers, on the one hand, and Purchaser, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Sellers contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses pursuant to this Agreement.

i)

The Sellers also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Sellers for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the Transaction contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Sellers that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services in connection with this Transaction.

j)

The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.

16.

Further Documentation.  All parties hereto agree to execute such further documents or agreements as may be necessary or desirable to affect the purposes of this Agreement and to carry out its provisions.

17.

Breach.  In the event that either party defaults on or refuses to abide by any provision of this Agreement and the non-defaulting party is forced to resort to legal action against the defaulting party then the defaulting party shall reimburse the non-defaulting party for all attorney’s fees and costs reasonably incurred in curing the default or refusal.

18.

Other Items   If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.

Governing Law.  This Agreement shall be construed according to the laws of the State of Tennessee and the exclusive jurisdiction of any legal actions relating to this transaction shall be in the courts of the State of Tennessee.

20.

Signatures.  The parties agree that this Agreement may be executed in counterpart originals and that signatures for this Agreement may be transmitted or delivered electronically or digitally, and that signatures delivered via e-mail or facsimile transmission shall be deemed to be, and treated as, original signatures.

21.

Notification.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received: (i) when delivered, if sent by hand delivery; (ii) the next day, if deposited with a reputable overnight courier service such as FedEx; (iii) when sent, if sent by facsimile with confirmation of receipt; or (iv) on the fifth (5th) day following deposit in the United States mails, certified, postage prepaid, return receipt requested, addressed as set forth below:

Seller:

TBA

Purchaser:

Paul Boyd

Chief Financial Officer

Miller Petroleum Inc.

3651 Baker Highway

P.O. Box 130

Huntsville, Tennessee  37756

IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first above written.

PURCHASER:

MILLER PETROLEUM, INC.

By:  _______________________________

Title:  ______________________________

SELLERS:

_______________________________

David M. Hall, CEO

Cook Inlet Energy, LLC

_______________________________

Walter J. Wilcox II, President

Cook Inlet Energy, LLC

_______________________________

Troy Stafford, CFO

Cook Inlet Energy, LLC

STATE OF TENNESSEE

)

)

COUNTY OF KNOX

)

Personally appeared before me, Paul W. Boyd, the CFO of MILLER PETROLEUM, INC., who acknowledged before me that he did sign the foregoing instrument, the same is the free act and deed of said Corporation and the free act and deed of him personally as such officer.

WITNESS my hand at office this ______ day of _______________, 2009.

________________________________

________________________________

Notary Public

My Commission Expires: ___________

STATE OF ALASKA

)

)

THIRD JUDICIAL DISTRICT

)

Personally appeared before me, _____________________, a Notary Public of the State of Alaska, the within named bargainor, David M. Hall, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who acknowledged that he executed the within instrument for the purpose therein contained.

WITNESS my hand at office this _____ day of ________________, 2009.

________________________________

________________________________

Notary Public

My Commission Expires: ___________

STATE OF ALASKA

)

)

THIRD JUDICIAL DISTRICT

)

Personally appeared before me, _____________________, a Notary Public of the State of Alaska, the within named bargainor, Walter J Wilcox II, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who acknowledged that he executed the within instrument for the purpose therein contained.

WITNESS my hand at office this _____ day of ______________, 2009.

________________________________

________________________________

Notary Public

My Commission Expires: ___________

STATE OF ALASKA

)

)

THIRD JUDICIAL DISTRICT

)

Personally appeared before me, _______________________, a Notary Public of the State of Alaska, the within named bargainor, Troy Stafford, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who acknowledged that he executed the within instrument for the purpose therein contained.

WITNESS my hand at office this _____ day of ________________, 2009.

________________________________

________________________________

Notary Public

My Commission Expires: ___________

EXHIBIT 1 - COOK INLET ENERGY, LLC ASSETS & LIABILITIES

Assets

See attached Exhibit “A” from Pacific Energy-CIE Purchase and Sale Agreement.

Liabilities

•

None over $1,000.

EXHIBIT 2-COOK INLET ENERGY, LLC CONTRACTS

•

Conditions for Consent (CIRI/Salamatof Pipeline Easements), Oct. 27, 2009

•

Oversight Agreement with Alaska Department of Natural Resources, Oct. 14, 2009

•

Pacific Energy Alaska Operating, LLC Contract dated December 10, 2009

•

Pacific Energy Alaska Holdings, LLC Contract date December 10, 2009

•

VAI Inc. contract dated June 12, 2009, which remains the responsibility of the Sellers

EXHIBIT 3 - PENDING OR THREATENED TAX LIENS

•

None.

EXHIBIT 4 - LIENS AND ENCUMBRANCES

•

None.

EXHIBIT 5 - PERMITTED ENCUMBRANCES

•

None.

EXHIBIT 6 - SUITS, CLAIMS OR THREATENED OR PENDING CLAIMS

•

VAI Inc. contract dated June 12, 2009, which remains responsibility of the Sellers

•

No other items